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                                                                    Exhibit 12.1

                    Statement Regarding Computation of Ratios
         (In thousands, except ratio of earnings to fixed charges data)

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

                                                                    Years Ended December 31,
                                                   ------------------------------------------------------
                                                       2001       2000       1999       1998        1997
                                                      ------     ------     ------     ------      -----
Fixed charges:
   Interest expense on debt ....................   $  58,833  $   55,482   $ 45,293   $ 31,930    $ 21,367
   Capitalized interest ........................       4,798       4,086      1,074        529          --
   Interest element of rent expense ............       5,195       4,462      3,309      2,440       2,053
   Fixed charges of unconsolidated subsidiary ..          --          --         --         --          --
                                                   ---------  ----------   --------   --------    --------
                                                   $  68,826  $   64,030   $ 49,676   $ 34,899    $ 23,420
                                                   =========  ==========   ========   ========    ========
Earnings:
   Consolidated net loss .......................   $(215,644) $  (70,875)  $(54,979)  $(34,342)   $(10,773)
   Extraordinary loss ..........................          --       1,321         --      8,436         508
   Preacquisition losses .......................          --          --         --         --         (74)
   (Benefit) provision for income taxes ........          --        (512)        94     (6,454)     (3,324)
   Fixed charges ...............................      68,826      64,030     49,676     34,899      23,420
                                                   ---------  ----------   --------   --------    --------
                                                   $(146,818) $   (6,036)  $ (5,209)  $  2,539    $  9,757
                                                   =========  ==========   ========   ========    ========

Ratio of earnings to fixed charges .............          --          --         --         --          --
                                                   =========  ==========   ========   ========    ========

Coverage deficiency ............................   $ 215,644  $   70,066   $ 54,885   $ 32,360    $ 13,663
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